Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:  Kevin J. Goodwin

Senior Director, Investor Relations

Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. TO ACQUIRE LIQUID PETROLEUM PRODUCTS

TERMINALS NETWORK FROM HESS FOR $850 MILLION

Marine Terminals located on East Coast and in Caribbean

HOUSTON, October 9, 2013 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has signed a definitive agreement with Hess Corporation (“Hess”) and its subsidiaries to acquire 20 liquid petroleum products terminals with total storage capacity of approximately 39 million barrels for $850 million.  The 19 domestic terminals are located primarily in major metropolitan locations along the U.S. East Coast and have approximately 29 million barrels of refined petroleum products storage capacity, including approximately 15 million barrels of capacity strategically located in New York Harbor.  The terminal on St. Lucia in the Caribbean has approximately 10 million barrels of crude oil and refined petroleum products storage capacity and has deep-water access.  This acquisition, which is subject to regulatory approvals and customary closing conditions, is expected to close before year-end.

“This acquisition is a tremendous opportunity for Buckeye to create value by overlaying our commercial operating model on a premier platform of complementary assets,” stated Clark C. Smith, President and Chief Executive Officer.  “We have a proven track record of value creation through executing on opportunities to apply the Buckeye model to terminals previously operated primarily on a proprietary basis such as these.  We expect this acquisition, which includes a multi-year storage and throughput commitment by Hess, will be immediately accretive to our distributable cash flow per unit, excluding first year transition-related expenses, and should provide long-term support for further distribution growth.”

The 19 domestic terminals are located in the New York Harbor, Upstate New York, Mid-Atlantic, and Southeast.  All but two of the facilities are marine terminals and 12 have deep-water access.  Mr. Smith added, “This acquisition expands our footprint into several key, high growth markets in the Southeast, including Florida, and we look forward to furthering our customer relationships in these areas by leveraging the capabilities of these assets and our superior customer service model.  The Port Reading and other New York Harbor terminals extend our connectivity and service capabilities in this strategic location.  The proximity of the Port Reading terminal to our Perth Amboy terminal and Linden hub provides the opportunity to create a large, integrated network in New York Harbor that would leverage the pipeline connections between these facilities and allow us to optimize the capabilities at each facility for our customers.  In addition, the St. Lucia terminal improves our capabilities in the Caribbean storage market with more geographically diverse service offerings to allow us to accommodate a larger portion of the growing Latin American crude oil production volumes.  As a result of this transaction, we believe that our integrated network of marine terminals should allow us to capture meaningful synergies from global logistic product flows through the comprehensive set of terminal services we expect to be able to offer our customers.”

“The acquisition of these assets represents a continued investment by Buckeye in strategic marine terminal assets that provide versatility and unique capabilities,” Mr. Smith added.  “This platform of assets enhances our positioning to further expand our marine terminal business for future growth.”  After fully integrating these assets and executing on Buckeye’s initial operational and commercialization plans over the first twelve months of operations, Buckeye’s acquisition multiple is expected to be less than eight times Adjusted EBITDA.

UBS acted as the exclusive financial advisor to Buckeye in connection with this transaction.

A presentation concerning the transaction will be available on the “Investor Center” section of Buckeye’s website, www.buckeye.com.

Buckeye will host a conference call with members of executive management tomorrow, October 10, 2013, at 10:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.media-server.com/m/p/kvnyda2v ten minutes prior to its start.  Interested parties may participate in the call by dialing 877-331-4219.   A replay will be archived and available at this link until November 10, 2013, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 83241944.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline.  Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of over 70 million barrels.  In addition, Buckeye operates and/or maintains third-party pipelines under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a global logistics hub.  More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are measures not defined by GAAP.  Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities.  Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies.

Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.

This press release references forward-looking estimates of Adjusted EBITDA investment multiples projected to be generated by the Hess terminals. A reconciliation of estimated Adjusted EBITDA to GAAP net income is not provided because GAAP net income generated by the Hess terminals for the applicable periods is not accessible. Buckeye has not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. In addition, interest and debt expense is a corporate-level expense that is not allocated among Buckeye’s segments and could not be allocated to the Hess terminal operations without unreasonable effort. Accordingly, the amount of depreciation and amortization and interest and debt expense that will be included in the additional net income generated as a result of the acquisition of the Hess terminals is not accessible or estimable at this time. The amount of such additional resulting depreciation and amortization and applicable interest and debt expense could be significant, such that the amount of additional net income would vary substantially from the amount of projected Adjusted EBITDA.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) the acquisition of the marine facilities from Hess may not be consummated, (xi) we may not realize the expected benefits of the acquisition of the marine terminal facilities from Hess, (xii) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xiii) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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